Exhibit 10.15

EXECUTION VERSION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT TERM SHEET

This binding amended and restated executive employment term sheet (the “Amended Employment Term Sheet”) amends and restates, in its entirety, the terms of that certain Executive Employment Term Sheet, dated November 15, 2022 (the “Existing Term Sheet”), by and between Fabrizio Battaglia (the “Executive”) and Mobix Labs, Inc., a Delaware corporation (the “Company”), which Existing Term Sheet previously amended the terms of that certain employment agreement, dated September 5, 2020 (the “Existing Employment Agreement”), by and between the Executive and the Company. To the extent of any conflict between the terms set forth in this Amended Employment Term Sheet and those set forth in the Existing Term Sheet or the Existing Employment Agreement, the terms of this Amended Employment Term Sheet shall control. As soon as practicable after the effective date hereof but prior to the “Closing Date” as defined in that certain Business Combination Agreement (the “BCA”), by and among the Company, Chavant Capital Acquisition Corp., a Delaware corporation (the “SPAC”) and CLAY Merger Sub II, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as wholly-owned subsidiary of the SPAC (the “Transaction”), the Executive and the Company shall work together to prepare and execute an amended and restated employment agreement by and between the Executive and the Company (the “Amended Employment Agreement”) based on terms contained in this Amended Employment Term Sheet, any other modifications as may be mutually agreed between the Company and the Executive and reasonably acceptable to the SPAC and based on the recommendations of a reputable, nationally recognized compensation consultant engaged by the Board, which recommendations shall take into consideration that each of the Company’s founding members (i.e., the Executive and Messrs. Samini, Wong and Neshat) should receive similar compensation packages; provided, that the Amended Employment Agreement is executed prior to the Closing Date. The Executive hereby acknowledges and agrees that neither this Amended Employment Term Sheet, the Existing Term Sheet nor the Amended Employment Agreement shall constitute a basis for the Executive to terminate the Existing Employment Agreement or the Amended Employment Agreement for Good Reason (as defined in the Existing Employment Agreement or this Amended Employment Term Sheet). For the avoidance of doubt, by agreeing to this Amended Employment Term Sheet, the Executive is waiving his right to assert Good Reason, or any other breach of contract claim or claim of constructive dismissal based on the terms set forth in this Amended Employment Term Sheet.

Position and Reporting	The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting to the board of directors of the Company (the “Board”).
Employment Term

The Employment Agreement will have an initial term of two (2) years from the date of execution (the “Commencement Date”), with automatic one-year renewals thereafter, unless either party gives the other a notice of non-renewal no less than one hundred eighty (180) days prior to any then applicable expiration of the term of its intent to not renew.

Annual Base Salary	$390,000, subject to annual review by the Board or committee thereof (the “Base Salary”).
Annual Target Bonus Opportunity	100% of Base Salary (the “Target Bonus Amount”)
RSU Opportunity

In consideration of Executive’s agreement to forfeit all restricted stock units previously granted to Executive, in the event that the Executive continues to be employed with the Company on the first, second and third anniversaries of the Closing Date (each, an “Anniversary Grant Date”), the Executive shall be granted, on or about such Anniversary Grant Date, restricted stock units with respect to 333,333 shares of Class A common stock of the SPAC (or its successor) (the “RSUs”), which shall vest on the first anniversary of the applicable Anniversary Grant Date (each, a “Vesting Date”) provided that the Executive continues to be employed with or providing services to the Company through and on the applicable Vesting Date.

Notwithstanding the above, the RSUs shall vest in full upon the following events: (i) a Change in Control; or (ii) the termination of the Executive’s employment or services with the Company either without Cause or by the Executive for Good Reason.

Any RSUs granted to the Executive after the Closing Date shall not contain any income tax gross-up provisions of any kind or for any reason, including, for the avoidance of doubt, any “gross-up” payments with respect to the vesting and settlement of the RSUs or any gross-ups or reimbursements related to any taxes that may be imposed by Section 4999 of the U.S. tax code.

Accrued Benefits

Upon the Executive’s termination of employment for any reason, the Executive will be entitled to a payment of all accrued but unpaid salary and accrued but unused vacation, unreimbursed business expenses and amounts or benefits due under any benefit plan, program or arrangement or payroll practice, in each case, in accordance with the terms thereof (collectively, the “Accrued Benefits”).

Severance Benefits Upon a Termination without Cause or by the Executive for Good Reason outside of the Change in Control Protection Period

Upon such termination, the Executive shall be entitled to the following (collectively, the “Severance Benefits”):

●
the Accrued Benefits;
●
cash severance equal to two (2) times the sum of the Executive’s then current Base Salary and the Target Bonus Amount, paid in installments over twenty-four (24) months (or such lesser amount and/or alternative payment schedule as may be agreed between the Company and the Executive based on the recommendation of a reputable, nationally recognized compensation consultant engaged by the Board, which recommendation shall take into consideration that each of the Executive and Messrs. Samini, Wong and Neshat should receive similar severance packages as one another based on their status as founders of the Company); and
●
subject to the Executive’s election of COBRA continuation coverage, reimbursement for up to twenty-four (24) months (or such alternative period that is commensurate with the amount of severance as may be agreed between the Company and the Executive based on the recommendation of the compensation consultant described above) of subsidized COBRA benefits (i.e., equal to the employer’s portion of the premiums in effect prior to the termination) or if earlier, on the date on which the Executive becomes covered under another group health plan.

The Severance Benefits are subject to the Executive’s continued compliance with the restrictive covenants (as described below) and to the Executive’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates, in the form attached to the Amended Employment Agreement (the “Release”).

Severance Benefits Upon a Termination without Cause or by the Executive for Good Reason During the Change in Control Protection Period

In the event of a termination of the Executive by the Company without Cause or by the Executive for Good Reason, in each case, during the period commencing sixty (60) days prior to and ending twelve (12) months following a “Change in Control” (as such term is defined in the equity incentive plan to be approved by the SPAC in connection with the Transaction) (such period, the “Change in Control Protection Period”), the severance amount described immediately above shall be increased to 3X (and paid in a lump sum payment), and the COBRA reimbursement will increase to 36 months (or such lesser amount and/or alternative payment schedule as may be agreed between the Company and the Executive based on the recommendation of the compensation consultant described above).

The Severance Benefits are subject to the Executive’s continued compliance with the restrictive covenants (as described below) and to the Executive’s execution and non-revocation of the Release.

Termination for Cause or Resignation without Good Reason

In the event of the Executive’s termination by the Company for Cause or resignation by the Executive without Good Reason, the Executive shall only be entitled to the Accrued Benefits (and no severance will be paid therefor).

If the Executive resigns without Good Reason, he must provide the Company with sixty (60) days advance written notice.

Severance Benefits Upon a Termination due to death or Disability

Upon a termination due to death or Disability, the Executive will receive the following:

•

The Accrued Benefits;

•

A pro-rated amount of the Executive’s Target Bonus (paid at such time as when bonuses and normally paid and subject to the Release); and

•

Any benefits payable under the applicable benefit plan or policy maintained by the Company for the Executive with respect to such termination (i.e., long-term disability or life insurance benefits, as applicable).

Definition of “Cause”

“Cause” shall mean (i) a willful or material violation by the Executive of any material policy of the Company and its subsidiaries (the “Company Group”), the terms of which have previously been provided to or made available to the Executive and are applicable to senior executives of the Company, following written notice by the Board of such violation and an opportunity of no less than ten (10) business days to cure (the “Cure Period”) such violation (if, in the Board’s reasonable judgment, such violation can be cured); (ii) any act of theft, misappropriation, embezzlement, fraud or similar conduct resulting in material economic harm to the Company Group; (iii) failure to act in accordance with any specific lawful instructions given to the Executive by the Board in connection with the performance of his duties, which failure continues beyond the Cure Period after a written demand for substantial performance is delivered to the Executive by the Board; (iv) willful or grossly negligent conduct that results in damage of a material nature to the business or property of the Company Group and which is not fully cured during the Cure Period (if, in the Board’s reasonable judgment, such damage can be cured); or (v) any intentional gross misconduct occurring in connection with the performance of the Executive’s duties to the Company Group.

Definition of “Good Reason”

“Good Reason” shall mean the occurrence of one of the following, in each case, without the Executive’s consent: (i) a material diminution in the Executive’s authority, duties, or responsibilities, (ii) a material change in the geographic location at which the Executive must perform the Executive’s services (which, for purposes of the Amended Employment Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation), (iii) a material diminution in the Executive’s Base Salary (other than a reduction of up to 10% of the Executive Base Salary in connection with an across-the-board reduction affecting all similarly-situated executive employees of the Company), or (iv) any action that constitutes a material breach of the provisions of the employment agreement. The Executive must provide written notice to the Company within sixty (60) days after the event constituting Good Reason of the event giving rise to Good Reason and the Company shall have a period of thirty (30) days to cure. If the Company does not cure prior to the expiration of the 30-day period, Executive’s employment shall terminate on the expiration of such 30-day period.

For the avoidance of doubt, any non-renewal of the employment agreement by the Company shall not constitute Good Reason.

Definition of Disability

“Disability” shall mean a condition entitling the Executive to receive benefits under a long-term disability plan of the Company in which the Executive is eligible to participate, or, in the absence of such a plan, the Executive’s inability or failure, to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Board in its sole and absolute discretion based on medical determinations.

280G Excise Tax

The Employment Agreement shall not contain any provision to gross-up the Executive for any excise taxes imposed by Sections 280G and 4999 of the U.S. tax code. Each Award Agreement will be amended to provide the same.

Income Tax Gross-Ups

The Employment Agreement shall not contain any income tax gross-up provisions of any kind or for any reason, including, for the avoidance of doubt, any “gross-up” payments with respect to the vesting and settlement of restricted stock units granted to the Executive whether prior to or following the date on which this Employment Term Sheet is executed.

Restrictive Covenants

The Executive will be subject to on-going confidentiality, non-disparagement and assignment of inventions covenants, and during employment and for the twenty four (24) month period following termination of employment for any reason, covenants prohibiting (i) the solicitation of employees, consultants and Company clients and (ii) the-interference of Company clients covenants.

This Amended Employment Term Sheet is intended to create, and effective upon its execution by the parties will create, a binding agreement between the undersigned as to the terms set forth above. The

Company will commence preparation of the Amended Employment Agreement, and the parties will at all times act in good faith to complete such definitive agreements prior to the Closing Date. This Amended Employment Term Sheet supersedes all prior oral and written agreements and understandings between the parties with respect to the provisions above; for the avoidance of doubt, all of the other terms and provisions set forth in the Existing Employment Agreement which were not addressed in the Amended Employment Term Sheet shall survive and continue in full force and effect. This Amended Employment Term Sheet may not be modified except by a writing signed by both parties and will be superseded by the Amended Employment Agreement once executed the parties. In addition, the boilerplate provisions from the Existing Employment Agreement, including but not limited to provisions on tax withholding, arbitration, Section 409A savings, multiple counterparts, etc., shall be contained in the Amended Employment Agreement and shall apply mutatis mutandis.

This AMENDED EMPLOYMENT TERM SHEET is being entered into by and between the parties set forth below as of                             , 2023.

MOBIX LABS, INC.
By:

By:
Name:
Title:

EXECUTIVE

Fabrizio Battaglia

ACKNOWLEDGED AND AGREED:

CHAVANT CAPITAL ACQUISITION CORP.
By:

By:
Name:
Title:

[Signature Page to Employment Term Sheet]